Exhibit (d)(12)

FINANCIAL INVESTORS TRUST

AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

RiverFront Funds

This Amendment, dated as of August 3, 2018 (this “Amendment”), is to the Investment Advisory Agreement dated May 31, 2018 (the “Agreement”) by and between ALPS Advisors, Inc. (the “Adviser”), a Colorado corporation, and Financial Investors Trust (the “Trust”), a Delaware statutory trust, on behalf of the funds listed in Appendix A to the Agreement, each a series of the Trust.

WHEREAS, the Adviser and the Trust wish to amend the Agreement in certain respects as more fully set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1. Effective as of the date of this Amendment, Appendix A of the Agreement is hereby deleted in its entirety and replaced with the Appendix A attached hereto and incorporated by reference herein.

2. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

ALPS ADVISORS, INC.

By:	/s/ Edmund J. Burke
	Name:	Edmund J. Burke
	Title:	President

FINANCIAL INVESTORS TRUST

By:	/s/ Edmund J. Burke
	Name:	Edmund J. Burke
	Title:	President

Exhibit (d)(12)

Appendix A

Fund Name	Effective Date
RiverFront Asset Allocation Aggressive	May 31, 2018
RiverFront Asset Allocation Growth	August 3, 2018
RiverFront Asset Allocation Growth & Income	August 3, 2018
RiverFront Asset Allocation Moderate	August 3, 2018
RiverFront Asset Allocation Income & Growth	August 3, 2018